                                                        -------------------
                           UNITED STATES                    OMB Approval
                                                        -------------------
                 SECURITIES AND EXCHANGE COMMISSION       OMB Number:
                                                          3235-0145
                       Washington, D.C. 20549             Expires:
                                                          October 31, 1997
                                                          Estimated
                                                          average burden
                                                          hours per
                                                          response...14.90
                                                        -------------------


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                               (Amendment No. 5)*
                                              -

                                TheraTech, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   883383101
--------------------------------------------------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G

CUSIP NO  883383101               13G                   Page   2  of   4  Pages
================================================================================

        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Dinesh C. Patel

        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a)___
           Not applicable                            (b)___

        3  SEC USE ONLY


        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S. Citizen
================================================================================

================================================================================

      NUMBER OF           5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY             2,710,928
      OWNED BY
        EACH              6  SHARED VOTING POWER
     REPORTING
       PERSON                152,000
        WITH
                          7  SOLE DISPOSITIVE POWER

                             2,710,928

                          8  SHARED DISPOSITIVE POWER

                             152,000

================================================================================

================================================================================

        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,862,928

       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not applicable

       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           13.5%

       12  TYPE OF REPORTING PERSON*

           IN
================================================================================


                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13G

ITEM 1. ISSUER
--------------

     (a)  NAME OF ISSUER:         TheraTech, Inc.

     (b)  ADDRESS OF ISSUER'S     417 Wakara Way
          PRINCIPLE EXECUTIVE     Salt Lake City, Utah 84108
          OFFICES:

ITEM 2. REPORTING  PERSON INFORMATION
---------------------------------------

     (a)  NAME OF PERSON FILING:  Dinesh C. Patel
                                  ----------------------

     (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:
          ------------------------------------
          417 Wakara Way
          Salt Lake City, Utah 84108

     (c)  CITIZENSHIP:
          -----------
          United States of America

     (d)  TITLE OF CLASS OF SECURITIES:
          ----------------------------
          Common Stock

     (e)  CUSIP NUMBER:
          ------------
          883383101

ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B),
          -------------------------------------------------------------------
          CHECK WHETHER THE PERSON FILING IS A
          ------------------------------------
          Not applicable

ITEM 4.   OWNERSHIP
          ---------

          (a) AMOUNT BENEFICIALLY OWNED:
              2,862,928

          (b) PERCENT OF CLASS:
              13.5%

          (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
              (i)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE:
                   2,710,928 (which includes presently exercisable options to purchase 175,002 shares)

              (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE:
                   152,000 (which includes 75,000 shares owned by Kalpana Patel (spouse) and 77,000 shares owned by the Dinesh and Kalpana Patel Foundation, of which the reporting person is a director)

                                 SCHEDULE 13G

               (iii)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                      2,710,928 (which includes presently exercisable options to purchase 175,002 shares)

               (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                     152,000 (which includes 75,000 shares owned by Kalpana Patel (spouse) and 77,000 shares owned by the Dinesh and Kalpana Patel Foundation, of which the reporting person is a director)

     ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
               --------------------------------------------

          Not applicable

     ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
               ---------------------------------------------------------------

          Not applicable

     ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
               ---------------------------------------------------------
               ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               -------------------------------------------------------------
               COMPANY
               -------

          Not applicable

     ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
               ---------------------------------------------------------

          Not applicable

     ITEM 9.   NOTICE OF DISSOLUTION OF GROUP
               ------------------------------

          Not applicable

     ITEM 10.  CERTIFICATION
               -------------

          Not applicable



                                   SIGNATURE
                                   ---------

     After reasonably inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    Date:   February 11, 1998

                                            /s/Dinesh C. Patel
                                            -----------------
                                            Dinesh C. Patel